Exhibit 10.10

SCANA CORPORATION

SHORT-TERM ANNUAL INCENTIVE PLAN

(As Amended and Restated
Effective January 1, 2005)

SCANA CORPORATION

SHORT-TERM ANNUAL INCENTIVE PLAN

TABLE OF CONTENTS

Page

SECTION 1. PURPOSE AND EFFECTIVE DATE
1.1	Purpose of the Plan
1.2	Effective Date of the Plan

SECTION 2. DEFINITIONS
2.1	Definitions
2.2	Gender and Number

SECTION 3. ELIGIBILITY AND PARTICIPATION
3.1	Eligibility
3.2	Participation

SECTION 4. INCENTIVE AWARDS
4.1	General
4.2	Target Incentive Awards
4.3	Performance Criteria and Measurement
4.4	Preliminary Determination
4.5	Discretionary Adjustment
4.6	Final Determination
4.7	Last Day Worked Rule
4.8	Partial Year of Participation
4.9	No Guarantee of Award

SECTION 5. FORM AND TIMING OF PAYMENT
5.1	Form and Timing of Payment
5.2	General Rule
5.3	Termination of Employment for Reasons Other Than Death, Disability or Retirement

SECTION 6. BENEFICIARY DESIGNATION
6.1	Designation of Beneficiary
6.2	Death of Beneficiary
6.3	Ineffective Designation

SECTION 7. CHANGE IN CONTROL DISTRIBUTIONS
7.1	Change in Control Distributions

SECTION 8. GENERAL PROVISIONS
8.1	Contractual Obligation
8.2	Unsecured Interest
8.3	“Rabbi” Trust
8.4	Employment/Participation Rights
8.5	Nonalienation of Benefits
8.6	Severability
8.7	No Individual Liability
8.8	Applicable Law

SECTION 9. PLAN ADMINISTRATION, AMENDMENT AND TERMINATION
9.1	In General
9.2	Claims Procedure
9.3	Finality of Determination
9.4	Delegation of Authority
9.5	Expenses
9.6	Tax Withholding
9.7	Incompetency
9.8	Notice of Address
9.9	Amendment and Termination

SECTION 10. EXECUTION

APPENDIX A

SCANA CORPORATION

SHORT-TERM ANNUAL INCENTIVE PLAN

(As Amended and Restated Effective January 1, 2005)

SECTION 1. PURPOSE AND EFFECTIVE DATE

1.1 Purpose of the Plan. The SCANA Corporation Short-Term Annual Incentive Plan (“Plan”) is an annual incentive compensation plan having as its purpose the rewarding of superior performance with a variable component of pay. The Plan provides as an element of compensation an award amount tied to certain annual performance goals. The Plan is intended to support the achievement of the Corporation’s strategic business and financial goals in order to increase shareholder value by attracting and retaining a high caliber of employees who are capable of improving the Corporation’s business results. In furtherance of this purpose, the Plan is intended to produce a competitive incentive bonus package that correlates the compensation of such employees with the performance of the Corporation.

1.2 Effective Date of the Plan. The effective date of this Amended and Restated Short-Term Annual Incentive Plan shall be January 1, 2005.

SECTION 2. DEFINITIONS

2.1 Definitions. Whenever used herein, the following terms shall have the meanings set forth below, unless otherwise expressly provided herein or unless a different meaning is plainly required by the context, and when the defined meaning is intended, the term is capitalized:

(a) “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

(b) “Beneficiary” means any person or entity who, upon a Participant’s death, is entitled to receive the Participant’s benefits under the Plan in accordance with Section 8 hereof.

(c) “Board” means the Board of Directors of the Corporation.

(d) “Change in Control” means a change in control of the Corporation of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Corporation is then subject to such reporting requirements; provided that, without limitation, such a Change in Control shall be deemed to have occurred if:

(1) Any Person (as defined in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d)) is or becomes the Beneficial Owner, directly or indirectly, of twenty-five percent (25%) or more of the combined voting power of the outstanding shares of capital stock of the Corporation;

(2) During any period of two (2) consecutive years (not including any period prior to December 18, 1996) there shall cease to be a majority of the Board comprised as follows: individuals who at the beginning of such period constitute the Board and any new director(s) whose election by the Board or nomination for election by the Corporation’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved;

(3) The issuance of an Order by the Securities and Exchange Commission (SEC), under Section 9(a)(2) of the Public Utility Holding Company Act of 1935 (the “1935 Act”), authorizing a third party to acquire five percent (5%) or more of the Corporation’s voting shares of capital stock;

(4) The shareholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation which would result in the voting shares of capital stock of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting shares of capital stock of the surviving entity) at least eighty percent (80%) of the combined voting power of the voting shares of capital stock of the Corporation or such surviving entity outstanding immediately after such merger or consolidation; or the shareholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets; or

(5) The shareholders of the Corporation approve a plan of complete liquidation, or the sale or disposition of South Carolina Electric & Gas Company (hereinafter SCE&G), South Carolina Pipeline Corporation, or any subsidiary of SCANA designated by the Board of Directors of SCANA as a “Material Subsidiary,” but such event shall represent a Change in Control only with respect to a Participant who has been exclusively assigned to SCE&G, South Carolina Pipeline Corporation, or the affected Material Subsidiary.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Committee” means the Human Resources Committee of the Board. Any references in this Plan to the “Committee” shall be deemed to include references to the designee appointed by the Committee under Section 9.4.

(g) “Corporation” means SCANA Corporation, a South Carolina corporation, or any successor thereto, or any of its subsidiaries.

(h) “Employee” means a person who is actively employed by the Corporation and who falls under the usual common law rules applicable in determining the employer-employee relationship.

(i) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(j) “Incentive Award” means a payment made pursuant to the Plan at the end of a Performance Period.

(k) “Officer” means an Employee who serves as an administrative executive and who is classified on the employment records of the Corporation as an officer.

(l) “Participant” means an individual satisfying the eligibility requirements of Section 3.

(m) “Performance Period” means each Year.

(n) “Plan” means this Amended and Restated Short-Term Annual Incentive Plan.

(o) “Senior Staff” means those Officers who are classified on the employment records of the Corporation as senior staff.

(p) “Target Incentive Award” refers to a specified percentage of annual base salary.

(q) “Year” means a calendar year.

2.2 Gender and Number. Except when otherwise indicated by the context, any masculine terminology used herein also shall include the feminine and the feminine shall include the masculine, and the use of any term herein in the singular may also include the plural and the plural shall include the singular.

SECTION 3. ELIGIBILITY AND PARTICIPATION

3.1 Eligibility. Eligibility in the Plan is restricted to (a) Employees eligible to participate in the Plan prior to January 1, 2005; and (b) effective January 1, 2005: (i) Employees with an annual base salary that is greater than or equal to $90,000; (ii) Senior Staff of the Corporation; or (iii) Officers of the Corporation.

3.2 Participation. Participation in the Plan is restricted to (a) those Employees and Officers of the Corporation who are eligible to participate in the Plan pursuant to Section 3.1 of the Plan (automatic participation), and (b) those Employees who are determined to be eligible for participation in the Plan, in the discretion of the Committee based on its review of those eligible for participation. Participation will be reevaluated and determined at least once during the Performance Period.

SECTION 4. INCENTIVE AWARDS

4.1 General. The objective of the Plan is to link compensation to the achievement of certain performance goals established by the Corporation. The Target Incentive Award is payable to the Participant after the end of the Performance Period, provided the performance goals as described in Section 4.3 have been met.

4.2 Target Incentive Award . Upon selection for participation in the Plan pursuant to Section 3.2, Participants are granted Target Incentive Awards equal to a percentage of their annual base salary at the end of the Performance Period. Target Incentive Awards for each Performance Period are designated for each Participant as an amount equal to a designated percentage of the Participant’s annual base salary. The Target Incentive Award for Senior Staff and Officers of the Corporation shall be determined by the Committee in accordance with the specific salary grade as reflected in Appendix A hereof. The Target Incentive Award for all other Participants shall be determined by Senior Staff, in its discretion.

4.3 Performance Criteria and Measurement. Senior Staff shall establish the specific performance criteria for each Participant; provided, however, that the Board shall establish the performance criteria for the Chief Executive Officer. Performance criteria shall include performance goals based on Corporation earnings per share, business unit and/or individual goals. Performance goals for each business unit are reviewed annually by the Committee following a review of the annual performance for the prior Year. Except with respect to the Chief Executive Officer of the Corporation, the Participant’s direct supervisor determines whether individual performance goals have been met. The Board determines whether the individual performance goals for the Chief Executive Officer have been met.

4.4 Preliminary Determination. Subject to Sections 4.5 and 4.6, the performance achieved during each Performance Period will preliminarily indicate a determination of the actual amount payable under this Plan as a percentage of the Target Incentive Award otherwise determined under Section 4.2 in accordance with following:
Goal Weighting
Participant Category	If Earnings Per Share Goal is met,	If Business Unit and/or Individual Goals are met,
Senior Staff	50% of Target Incentive Award is Payable	50% of Target Incentive Award is Payable
Officers	50% of Target Incentive Award is Payable	50% of Target Incentive Award is Payable
Other Participants	50% of Target Incentive Award is Payable	50% of Target Incentive Award is Payable

Only if both Earnings Per Share Goals and Business Unit and/or Individual Goals are met will 100% of the Target Incentive Award be payable.

4.5 Discretionary Adjustment. After calculation of the amount determined under Section 4.4, the Committee (or the Board in the case of the Chief Executive Officer), in its sole discretion may increase or decrease any award otherwise payable hereunder to any or all Participants by an amount up to 20% of the otherwise payable Incentive Award. Notwithstanding the foregoing, the Committee may redefine for any Performance Period the above category levels of performance as well as the respective payout percentages of Target Incentive Awards.

4.6 Final Determination. The Committee will review the award amounts determined based on the performance achieved and, in its sole discretion, adjust the final payout amounts, not to exceed plus or minus 50% of Target Incentive Award, for all Participants in accordance with the purposes of this Plan to reflect individual performance and/or extraordinary circumstances.

In making adjustments, the Committee may consider factors such as, but not limited to, the following:

(a) Significant acquisitions (or divestitures) within the Corporation’s affiliated group;

(b) Significant acquisitions or divestitures among peer group companies; and

(c) Other unusual items of material consequence.

4.7 Last Day Worked Rule. In order to receive a payment of a Target Incentive Award hereunder, the Participant must be employed on the last working day of the Performance Period, unless the Participant has terminated employment during the Year on account of death, disability or attainment of normal or early retirement age (as determined under the SCANA Corporation Retirement Plan). Notwithstanding the foregoing, if the Participant has terminated employment during the Year on account of death, disability or attainment of normal or early retirement age (as determined under the SCANA Corporation Retirement Plan), the Participant (or Beneficiary, in the event of the Participant’s death), shall be entitled to the full amount of the Target Incentive Award otherwise determined, without any adjustment.

4.8 Partial Year of Participation. If an Employee’s employment commences during a Performance Period, a prorated Incentive Award shall be paid based on the portion of the Performance Period during which the individual was employed by the Corporation. The amount to be paid shall be determined by pro rating the amount of the Incentive Award that would otherwise have been payable to such individual on account of a full Year’s participation by the number of calendar days in the Year that the individual was employed by the Corporation.

4.9 No Guarantee of Award. Notwithstanding anything in this Plan to the contrary, no Participant shall be guaranteed any award under this Plan if the Committee determines that no amount shall be payable hereunder. In addition, the fact that a Participant is paid an award in any given Year shall not entitle any Participant to have an amount paid in any future Year.

SECTION 5. FORM AND TIMING OF PAYMENT

5.1 Form and Timing of Payment. Except as provided in Section 9, and unless otherwise deferred in accordance with the terms of the Corporation’s Executive Deferred Compensation Plan, Target Incentive Awards, if any, shall be paid in cash as soon as possible after the end of each Performance Period, but no later than the next March 15th.

5.2 Termination of Employment Due to Death, Disability or Retirement. If a Participant terminates employment during a Year due to death, total and permanent disability or early or normal retirement (as defined in the SCANA Corporation Retirement Plan), the Participant’s Target Incentive Award shall be paid as soon as possible after the end of the plan Year.

5.3 Termination of Employment for Reasons Other Than Death, Disability or Retirement. If a Participant’s employment is terminated for reasons other than death, disability or normal or early retirement before the end of a Performance Period in which an Employee was a Participant, the individual’s performance awards shall be canceled and his tentative rights thereto forfeited unless the Committee in the exercise of its discretion determines that a performance payout should be made to the Participant under the circumstances of the termination. In this latter event, the payout shall be in whatever amount the Committee determines, not to exceed, however, the amount that would be calculated if Section 5.2 was applicable as to the Performance Period in which the Employee was a Participant. Subject to Section 9, any such payout will be made in accordance with the provisions of Section 5.2.

SECTION 6. BENEFICIARY DESIGNATION

6.1 Designation of Beneficiary.

(a) A Participant shall designate a Beneficiary or Beneficiaries who, upon the Participant’s death, are to receive the amounts that otherwise would have been paid to the Participant. All designations shall be in writing and signed by the Participant. The designation shall be effective only if and when delivered to the Corporation during the lifetime of the Participant. The Participant also may change his Beneficiary or Beneficiaries by a signed, written instrument delivered to the Corporation. The payment of amounts shall be in accordance with the last unrevoked written designation of Beneficiary that has been signed and delivered to the Corporation. All Beneficiary designations shall be addressed to the Secretary of the Corporation and delivered to her office, and shall be processed as indicated in subsection (b) below by the Secretary or by her authorized designee.

(b) The Secretary of the Corporation (or her authorized designee) shall, upon receipt of the Beneficiary designation:

(i) ascertain that the designation has been signed, and if it has not been, return it to the Participant for his signature;

(ii) if signed, stamp the designation “Received,” indicate the date of receipt, and initial the designation in the proximity of the stamp.

6.2 Death of Beneficiary.

(a) In the event that all of the Beneficiaries named pursuant to Section 6.1 predecease the Participant, the amounts that otherwise would have been paid to said Beneficiaries shall, where the designation fails to redirect to alternate Beneficiaries in such circumstance, be paid to the Participant’s estate as the alternate Beneficiary.

(b) In the event that two or more Beneficiaries are named, and one or more but less than all of such Beneficiaries predecease the Participant, each surviving Beneficiary shall receive any dollar amount or proportion of funds designated or indicated for him per the designation made in accordance with Section 6.1, and the dollar amount or designated or indicated share of each predeceased Beneficiary which the designation fails to redirect to an alternate Beneficiary in such circumstance shall be paid to the Participant’s estate as an alternate Beneficiary.

6.3 Ineffective Designation.

(a) In the event the Participant does not designate a Beneficiary, or if for any reason such designation is entirely ineffective, the amounts that otherwise would have been paid to the Beneficiary shall be paid to the Participant’s estate as the alternate Beneficiary.

(b) In the circumstance that designations are effective in part and ineffective in part, to the extent that a designation is effective, distribution shall be made so as to carry out as closely as discernable the intent of the Participant, with result that only to the extent that a designation is ineffective shall distribution instead be made to the Participant’s estate as an alternate Beneficiary.

SECTION 7. CHANGE IN CONTROL DISTRIBUTIONS

7.1 Change in Control Distributions.

(a) Accelerated Distributions Upon Change in Control. Notwithstanding anything in this Plan to the contrary, upon the occurrence of a Change in Control, as to which the Key Employee Severance Benefits Plan (“KESBP”) was not terminated prior to such Change in Control, all amounts (or remaining amounts) owed under this Plan as of the date of such Change in Control (referred to as each Participant’s “AlP Benefit”) shall become immediately due and payable. The AlP Benefit shall be an amount equal to the 100% of the Targeted Incentive Award level in effect for the Year of the Change in Control. Each Participant’s AlP Benefit determined under this subsection shall be paid to each Participant (and his or her Beneficiary) in the form of a single lump sum payment of the Present Value of all such amounts owed, together with an amount (the “Gross-Up Payment”) such that the net amount retained by each Participant after deduction of any excise tax imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed) on such benefits (the “Excise Tax”) and any Federal, state, and local income tax and Excise Tax upon the AlP Benefit and the Gross-Up Payment provided for by this subsection shall be equal to the value of the Participant’s AlP Benefit. Such payment shall be made by the Corporation (or to the extent assets are transferred to a “rabbi trust” for such purpose, by the trustee of such trust in accordance with the trust’s terms) to the Participant (or his or her Beneficiary) as soon as practicable following the Change in Control, but in no event later than thirty (30) days from such date. In the event that there is a Change in Control relative to which the KESBP was terminated prior to such Change in Control, the provisions of this Section shall not apply and Participants shall have benefits determined and payable under the other provisions of this Plan only if and to the extent that the Company’s successor following the Change of Control adopts the Plan.

(b) Tax Computation. For purposes of determining the amount of the Gross-Up Payment referred to in the preceding subsection, whether any of a Participant’s AlP Benefit will be subject to the Excise Tax, and the amounts of such Excise Tax: (i) there shall be taken into account all other payments or benefits received or to be received by a Participant in connection with a Change in Control of the Corporation (whether pursuant to the terms of this Plan or any other plan, arrangement, or agreement with the Corporation, any person whose actions result in a Change in Control of the Corporation or any person affiliated with the Corporation or such person); and (ii) the amount of any Gross-Up Payment payable with respect to any Participant (or his or her Beneficiary) by reason of such payment shall be determined in accordance with a customary “gross-up formula,” as determined by the Committee (or its designee) in its sole discretion.

(c) No Subsequent Recalculation of Tax Liability. The Gross-Up Payments described in the foregoing provisions are intended and hereby deemed to be a reasonably accurate calculation of each Participant’s actual income tax and Excise Tax liability under the circumstances (or such tax liability of his or her Beneficiary), the payment of which is to be made by the Corporation or any “rabbi trust” established by the Corporation for such purposes. All such calculations of tax liability shall not be subject to subsequent recalculation or adjustment in either an underpayment or overpayment context with respect to the actual tax liability of the Participant (or his or her Beneficiary) ultimately determined as owed.

SECTION 8. GENERAL PROVISIONS

8.1 Contractual Obligation. It is intended that the Corporation is under a contractual obligation to make payments from a Participant’s account when due. Payment of account balances shall be made out of the general funds of the Corporation as determined by the Board without any restriction of the assets of the Corporation relative to the payment of such contractual obligations; the Plan is, and shall operate as, an unfunded plan.

8.2 Unsecured Interest. No Participant or Beneficiary shall have any interest whatsoever in any specific asset of the Corporation. To the extent that any person acquires a right to receive payment under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

8.3 “Rabbi” Trust. In connection with this Plan, the Board has established a grantor trust (known as the “SCANA Corporation Executive Benefit Plan Trust”) for the purpose of accumulating funds to satisfy the obligations incurred by the Corporation under this Plan (and such other plans and arrangements as determined from time to time by the Corporation). At any time prior to a Change in Control, as that term is defined in such Trust, the Corporation may transfer assets to the Trust to satisfy all or part of the obligations incurred by the Corporation under this Plan, as determined in the sole discretion of the Committee, subject to the return of such assets to the Corporation at such time as determined in accordance with the terms of such Trust. Notwithstanding the establishment of the Trust, the right of any Participant to receive future payments under the Plan shall remain an unsecured claim against the general assets of the Corporation.

8.4 Employment/Participation Rights.

(a) Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

(b) Nothing in the Plan shall be construed to be evidence of any agreement or understanding, express or implied, that the Company will continue to employ a Participant in any particular position or at any particular rate of remuneration.

(c) No employee shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant.

(d) Nothing in this Plan shall affect the right of a recipient to participate in and receive benefits under and in accordance with any pension, profit-sharing, deferred compensation or other benefit plan or program of the Company.

8.5 Nonalienation of Benefits.

(a) No right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or change, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or change the same shall be void; nor shall any such disposition be compelled by operation of law.

(b) No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to benefits under the Plan.

(c) If any Participant or Beneficiary hereunder should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber, or change any right or benefit hereunder, then such right or benefit shall, in the sole discretion of the Committee, cease, and the Committee shall direct in such event that the Corporation hold or apply the same or any part thereof for the benefit of the Participant or Beneficiary in such manner and in such proportion as the Committee may deem proper.

8.6 Severability. If any particular provision of the Plan shall be found to be illegal or unenforceable for any reason, the illegality or lack of enforceability of such provision shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or unenforceable provision had not been included.

8.7 No Individual Liability. It is declared to be the express purpose and intention of the Plan that no liability whatsoever shall attach to or be incurred by the shareholders, officers, or directors of the Corporation or any representative appointed hereunder by the Corporation, under or by reason of any of the terms or conditions of the Plan.

8.8 Applicable Law. This Plan shall be governed by and construed in accordance with the laws of the State of South Carolina except to the extent governed by applicable federal law.

SECTION 9. PLAN ADMINISTRATION, AMENDMENT AND TERMINATION

9.1 In General. This Plan shall be administered by the Committee, which shall have the sole authority, in its sole discretion, to construe and interpret the terms and provisions of the Plan and determine the amount, manner and time of payment of any benefits hereunder. The Committee shall maintain records, make the requisite calculations and disburse payments hereunder, and its interpretations, determinations, regulations and calculations shall be final and binding on all persons and parties concerned. The Committee may adopt such rules as it deems necessary, desirable or appropriate in administering this Plan and the Committee may act at a meeting, in a writing without a meeting, or by having actions otherwise taken by a member of the Committee pursuant to a delegation of duties from the Committee.

9.2 Claims Procedure. Any person dissatisfied with the Committee’s determination of a claim for benefits hereunder must file a written request for reconsideration with the Committee. This request must include a written explanation setting forth the specific reasons for such reconsideration. The Committee shall review its determination promptly and render a written decision with respect to the claim, setting forth the specific reasons for such denial written in a manner calculated to be understood by the claimant. Such claimant shall be given a reasonable time within which to comment, in writing, to the Committee with respect to such explanation. The Committee shall review its determination promptly and render a written decision with respect to the claim. Such decision upon matters within the scope of the authority of the Committee shall be conclusive, binding, and final upon all claimants under this Plan.

9.3 Finality of Determination. The determination of the Committee as to any disputed questions arising under this Plan, including questions of construction and interpretation, shall be final, binding, and conclusive upon all persons.

9.4 Delegation of Authority. The Committee may, in its discretion, delegate its duties to an officer or other Employee of the Company, or to a committee composed of officers or Employees of the Company.

9.5 Expenses. The cost of payment from this Plan and the expenses of administering the Plan shall be borne by the Corporation.

9.6 Tax Withholding. The Corporation shall have the right to deduct from all payments made from the Plan any federal, state, or local taxes required by law to be withheld with respect to such payments.

9.7 Incompetency. Any person receiving or claiming benefits under the Plan shall be conclusively presumed to be mentally competent and of age until the Committee receives written notice, in a form and manner acceptable to it, that such person is incompetent or a minor, and that a guardian, conservator, statutory committee under the South Carolina Code of Laws, or other person legally vested with the care of his estate has been appointed. In the event that the Committee finds that any person to whom a benefit is payable under the Plan is unable to properly care for his affairs, or is a minor, then any payment due (unless a prior claim therefor shall have been made by a duly appointed legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or to any person deemed by the Committee to have incurred expense for the care of such person otherwise entitled to payment.

In the event a guardian or conservator or statutory committee of the estate of any person receiving or claiming benefits under the Plan shall be appointed by a court of competent jurisdiction, payments shall be made to such guardian or conservator or statutory committee provided that proper proof of appointment is furnished in a form and manner suitable to the Committee. Any payment made under the provisions of this Section 9.7 shall be a complete discharge of liability therefor under the Plan.

9.8 Notice of Address. Any payment made to a Participant or to his designated Beneficiary at the last known post office address of the distributee on file with the Corporation, shall constitute a complete acquittance and discharge to the Corporation and any director or officer with respect thereto, unless the Corporation shall have received prior written notice of any change in the condition or status of the distributee. Neither the Corporation nor any director or officer shall have any duty or obligation to search for or ascertain the whereabouts of the Participant or his designated Beneficiary.

9.9 Amendment and Termination. The Corporation expects the Plan to be permanent but, because future conditions affecting the Corporation cannot be anticipated or foreseen, the Corporation reserves the right to amend, modify, or terminate the Plan at any time by action of its Board, subject to Section 8.5.

SECTION 10. EXECUTION

IN WITNESS WHEREOF, the Corporation has caused this SCANA Corporation Annual Incentive Plan to be executed by its duly authorized officer this 1st day of January, 2005, to be effective as of the dates specified herein.

SCANA CORPORATION

By:  /s/Wiliam B. Timmerman
Title: Chief Executive OFficer
ATTEST:

/s/Lynn M. Williams
Secretary

APPENDIX A

SENIOR STAFF AND OFFICER
TARGET INCENTIVE AWARDS

Salary Grade	Target Incentive Award
E-15	85%
E-14	70%
E-13	65%
E-12	65%
E-11	65%
E-10	50%
E-9	50%
E-8	45%
E-7	45%
E-6	40%
E-5	35%
E-4	35%
E-3	30%
E-2	25%
E-1	20%